Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated April 3, 2009 by and between DineEquity, Inc. f/k/a IHOP Corp., a Delaware corporation (the “Company”), and John F. Tierney (the “Executive”).

WHEREAS, the Company believes it to be in its best interest to provide for continuity of management and to provide protection for its valuable trade secrets and confidential information; and

WHEREAS, the Company desires to employ the Executive and the Executive is willing to render services to the Company on the terms and conditions with respect to such employment hereinafter set forth.

NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree as follows:

1.                                       Employment.  The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

2.                                       Exclusive Services.  The Executive shall devote all necessary working time, ability and attention to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any material services to any business, corporation, or organization whether for compensation or otherwise, without the prior knowledge and written consent of the Board of Directors of the Company (hereinafter referred to as the “Board”).  During the Employment Period, the Executive may (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement and any service on public company boards of directors is approved in advance by the Board. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the effective date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the effective date of this Agreement shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

3.                                       Duties.  The Executive is hereby employed as the Chief Financial Officer of the Company and shall render services at the principal business offices of the Company, as such may be located from time to time, unless otherwise agreed in writing between the Board and the Executive.  The Executive shall have such authority and shall perform such duties as are described in Exhibit A attached hereto.

4.                                       Term.  This Agreement shall have an initial term of three (3) years commencing as of February 23, 2009.  This Agreement will automatically renew at the end of the initial term and at the end of each subsequent term, for a subsequent term of one (1) year unless either party gives written notice of non-renewal to the other at least ninety (90) days prior to the expiration of

the then current term.  Such notice may be given for any or no reason.   This Agreement is subject to earlier termination as hereinafter provided.

5.                                       Compensation.  As compensation for services rendered under this Agreement, the Executive shall be entitled to receive the following:

a.                                       Base Salary.  The executive shall be paid a base salary of at least $400,000 per year, payable in 24 equal semi-monthly installments during the term of this Agreement, prorated for any partial employment month.  Such base salary (“Base Salary”) shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually.  The Base Salary may be increased by the Compensation Committee in its discretion, subject to ratification by the Board.  The Base Salary may not be decreased, except in the event of an across the board salary reduction approved by the Board affecting employees of the Company at the Chief Officer Level (as defined in Section 6(a), below).

b.                                      Additional Compensation.  The Executive shall be paid such additional compensation and bonuses as may be determined and authorized in the discretion of the Compensation Committee, subject to ratification by the Board.  The Executive’s target bonus, to be payable under the Company’s annual incentive plan, shall be 75% of the Executive’s Base Salary.

6.                                       Benefits.  In addition to the compensation to be paid to the Executive pursuant to Section 5 hereof, the Executive shall further be entitled to receive the following:

a.                                       Participation in Employee Plans.  The Executive shall be entitled to participate in any health, disability, group term life insurance plan, any pension, retirement, or profit sharing plan, any executive bonus plan, long term incentive plan, deferred compensation plan or any other perquisites and fringe benefits that may be extended generally from time to time to employees of the Company at the Chief Officer Level.  For purposes of this Agreement, employees of the Company at the “Chief Officer Level” shall mean the CEO, the Chief Financial Officer, the Chief Restaurant Support Officer and such other employees of the Company as may from time to time be designated as being at the Chief Officer Level by the Board.

b.                                      Vacation.  The Executive shall be entitled to vacation as in accordance with the Company’s Vacation Policy for Restaurant Support Center and Field Office Employees.

c.                                       Equity Awards.  The Executive shall be entitled to equity-based compensation awards that may be extended generally from time to time to employees of the Company at the Chief Officer Level, as approved by the Compensation Committee or the Board, subject to the terms and conditions of the respective equity-based compensation plans and award agreements and the provisions of this Agreement.

7.                                       Reimbursement of Expenses.  Subject to such rules and procedures as from time to time are specified by the Company, the Company shall reimburse the Executive on a monthly basis for reasonable business expenses incurred in the performance of the Executive’s duties under this Agreement.

8.                                       Confidentiality/Trade Secrets.  The Executive acknowledges that the Executive’s position with the Company is one of the highest trust and confidence both by reason of the Executive’s position and by reason of the Executive’s access to and contact with the trade secrets and confidential and proprietary business information of the Company.  Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:

a.                                       The Executive shall use best efforts and exercise reasonable diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company, including but not limited to any non-public strategies, business plans, marketing and advertising plans, the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;

b.                                      The Executive shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of the Executive’s employment with the Company or by law; and

c.                                       The Executive shall not use, directly or indirectly, for the Executive’s own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

All original and any copies of files, records, documents, emails, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, including printed, electronic or digital copies thereof, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of the Executive’s employment for any reason whatsoever or at any other time upon request of the Company’s General Counsel or the Board.

9.                                       Discoveries.  The Executive covenants and agrees to fully inform the Company of and disclose to the Company all inventions, designs, improvements, discoveries, and processes (“Discoveries”) that the Executive has now or may hereafter have during the Executive’s employment with the Company and that pertain or relate to the business of the Company, including but not limited to the operation and franchising of restaurants, or to any experimental work, products, services, or processes of the Company in progress or planned for the future, whether conceived by the Executive alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Company assets.  All such Discoveries shall be the exclusive property of the Company whether or not patent or trademark applications are filed thereon.  The Executive shall assist the Company, at any time during or after the Executive’s employment, in obtaining patents on all such Discoveries deemed patentable by the Company and shall execute all documents and do all things necessary to obtain letters patent, vest the Company with full and exclusive title thereto, and protect the same against infringement by others, all at the expense of the Company.

10.                                 Non-Competition.  The Executive covenants and agrees that during the period of the Executive’s employment, the Executive shall not, without the prior written consent of the CEO or the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than five percent 5% of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any business in North America engaged in the casual dining restaurant industry, the family dining restaurant industry, or in any other segment of the restaurant industry in which the Company or any subsidiary of the Company may become involved after the date hereof and prior to the date of termination of the Executive’s employment.  For purposes of this Agreement “casual dining restaurant industry” consists of “sit down table service” restaurants serving alcoholic beverages, with a per guest average guest check within the United States of under $20.00 (adjusted upward each year to recognize Company menu price increases). For purposes of this Agreement “family dining restaurant industry” consists of “sit down table service” restaurants, with a per guest average guest check within the United States of under $15.00 (adjusted upward each year to recognize Company menu price increases).

11.                                 Nonsolicitation.  The Executive agrees that during the period of the Executive’s employment, and for a period of 24 months following the effective date of the termination of the Executive’s employment for any reason prior to a Change in Control and 24 months following the effective date of the termination after a Change in Control, the Executive will not, either directly or indirectly, for the Executive or for any third party, except as otherwise agreed to in writing by the then CEO, solicit, induce, recruit, or cause any other person who is then employed by the Company to terminate his/her employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in the casual dining restaurant industry, the family dining restaurant industry or any other segment of the restaurant industry in which the Company may become involved after the date hereof and prior to the date of any termination of employment.

12.                                 Remedies for Breach of Covenants of the Executive.

a.                                       The Company and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 8, 9, 10 and 11 are reasonable in content and scope and are given by the Executive for adequate consideration.  The Company and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise the foregoing covenants as reason dictates.

b.                                      The covenants set forth in Sections 8, 9, and 11 of this Agreement, as provided in Section 13 or 14, shall continue to be binding upon the Executive, notwithstanding the termination of the Executive’s employment with the Company for any reason whatsoever.  Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive.  The existence of any claim or cause of action by the Executive against the Company, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Company of any or all such covenants.  It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof.

c.                                       If the Executive breaches any of the covenants set forth in Sections 8, 9, 10 and 11 of this Agreement, the Executive shall reimburse the Company for (i) any equity-based compensation received by the Executive from the Company during the twelve (12) month period preceding the breach, and (ii) any profits realized from the sale of securities of the Company during such twelve (12) month period.

13.                                 Termination.  This Agreement (other than Sections 8, 9, and 11, as provided in Section 13 or 14, which shall survive any termination hereof for any reason, including the expiration hereof due to non-renewal (an “Expiration”)) may be terminated as follows:

a.                                       The Company may terminate this Agreement and the Executive’s employment hereunder at any time, with or without Cause, upon written notice to the Executive.  The Executive may terminate this Agreement and the Executive’s employment hereunder, at any time, with or without Good Reason.

b.                                      In the event of termination by the Company without Cause or by the Executive for Good Reason, (i) the effective date thereof shall be stated in a written notice to the Executive from the Board, which shall not be earlier than 30 days from the date such written notice is delivered to the Executive, (ii) the Executive shall be entitled to receive all Severance Payments under Section 13(f), (iii) any unvested stock options, stock appreciation rights, and any other equity-based awards subject to service or time vesting conditions held by the Executive that would have vested during the twelve (12) month period following the Executive’s termination will vest as of the day immediately preceding the effective date of termination, (iv) any unvested equity-based awards subject to any performance-based vesting conditions held by the Executive will vest on a pro rata basis, based on the number of days of the Executive’s employment during the applicable performance period, as of the day immediately preceding the effective date of termination and shall be paid based on actual performance during the applicable performance period through the date of the Executive’s termination of employment, and (v) any stock options or stock appreciation rights held by the Executive shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

c.                                       In the event of termination by the Company with Cause, the Executive shall be entitled to receive only the Executive’s salary through such date of termination, the reimbursement of properly documented reasonable business expenses incurred through such date of termination, and any bonus amounts as may be payable pursuant to the terms of any written plans in which the Executive was a participant immediately prior to the effective date of the termination.  The Executive shall also be entitled to exercise the Executive’s rights under COBRA at the Executive’s expense.

d.                                      The following shall constitute “Cause”:

(i)                                     The willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

(ii)                                  The Executive’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)                               The Executive’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Executive’s duties; or

(iv)                              The Executive’s conviction or plea of no contest to a felony or a crime of moral turpitude.

For purposes of this subsection d., no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without the reasonable belief that the Executive’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the non-employee members of the Board at a meeting of such members (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before such members of the Board), finding that the Executive has engaged in the conduct set forth above in this subsection d. and specifying the particulars thereof in detail.

e.                                       The Executive shall have “Good Reason” to effect a termination in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due hereunder, or (ii) requires the Executive to relocate more than 50 miles from the Company’s headquarters [or other current location if not now located at headquarters], (iii) assigns to the Executive any duties inconsistent with the Executive’s position with the Company or significantly and adversely alters the nature or status of the Executive’s responsibilities or the conditions of the Executive’s employment, or (iv) reduces the Executive’s base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all management personnel of the Company and all management personnel of any corporation or other entity which is in control of the Company; and in the event of any of (i), (ii), (iii) or (iv), the Executive has given written notice to the Board as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Executive alleges the event giving rise to such Good Reason occurred, the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 180 days after the initial existence of the facts or circumstances constituting Good Reason.  In the event of a termination by the Executive with Good Reason, the Executive will be entitled to all Severance Payments under Section 13(f).

f.                                         The “Severance Payments” consist of the following and, subject to subsection h. of Section 20, shall be paid as follows:  (i) an amount paid on the tenth business day following the effective date of such termination in one lump sum equal to one (1) times the sum of (A) the Executive’s annual Base Salary, at the then current effective annual rate, plus (B) the average of the Executive’s actual bonus attributable to each of the preceding three (3) fiscal years; (ii) the reimbursement of properly documented reasonable business expenses incurred through the date of termination which shall be paid on the tenth business day following the effective date of such termination; and (iii) the payment by the Company of premiums on behalf of the Executive, for coverage substantially similar to that provided under the Company’s health, disability and group term life insurance plans, at the same cost to the Executive as was effective immediately prior to termination, and for so long as the Executive elects to continue such coverage up to a 12 month period.  To the extent that substantially similar health and welfare benefits become available to the Executive from a subsequent employer, the Company will set off against the benefits payable hereunder any benefits received by the Executive from any other source.  The Executive agrees to notify the Company within 30 days after substantially similar health and welfare benefits become available to her from a subsequent employer.

g.                                      In the event of any termination of the Executive other than by the Executive for Good Reason or by the Company without Cause, participation by the Executive in all compensation and benefit plans of the Company will cease upon the effective termination date and all unvested bonuses, equity awards and other like items will immediately lapse.  In the event of any termination of the Executive, all amounts owed by the Executive to the Company for any reasons whatsoever will become immediately due and payable and the Company will transfer to the Executive any term life insurance policy maintained by the Company for the Executive’s benefit.

14.                                 Termination After Change in Control.  If within 24 months following a Change in Control, as defined below, the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason then the provisions of Section 13 shall not apply and the following shall occur:

                                                                                                a.                                       Subject to subsection h. of Section 20, on the tenth business day following the effective date of such termination, the Executive shall receive the following: (i) a lump sum payment equal to two (2) times the sum of (A) the Executive’s Base Salary in effect immediately prior to the change in control, plus (B) the average of the Executive’s actual bonus attributable to each of the preceding three (3) fiscal years; and (ii) an amount paid in one lump sum equal to the Executive’s prorated bonus for the then current fiscal year based on actual performance prior to the date of termination.

                                                                                                b.                                      The Company shall pay premiums on behalf of the Executive, for coverage substantially similar to that provided under the Company’s health, disability and group term life insurance plans, at the same cost to the Executive as was effective immediately prior to termination, and for so long as the Executive elects to continue such coverage up to a 24 month period.  To the extent that substantially similar health and welfare benefits become available to the Executive from a subsequent employer, the Company will set off against the benefits payable hereunder any benefits received by the Executive from any other source.

c.                                       Any unvested stock options, stock appreciation rights, and other equity-based awards held by the Executive will vest as of the day immediately preceding the effective date of termination, all unvested Restricted Share awards held by the Executive will vest as of the day immediately preceding the effective date of termination and all restrictions will immediately be removed and deemed to have been satisfied, and any stock options or stock appreciation rights held by the Executive shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

                                                                                                d.                                      The Executive shall be bound by the nonsolicitation provisions of Section 11, which shall remain in full force and effect for a period of 24 months following the effective date of Executive’s termination.

15.                                 Definition of Change in Control.  A “Change in Control” shall be deemed to have occurred if:

a.                                       any “person,” as such term is used in Sections 13(d) and 14(d) of the “Exchange Act (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company) is or becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

b.                                      during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections a., c. or d. of this Section 15 whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

c.                                       the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

d.                                      the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

provided, that with respect to any non-qualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in subsection a., b., c. or d. also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code..

16.                                 Parachute Payment Matters.

Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Code any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Company or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by the Company, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced and, if Contract Payments are reduced to zero, other Total Payments shall be reduced until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Executive after such reduction would exceed the net after-tax benefit received by the Executive if no such reduction was made.  The foregoing determination and all determinations under this Section 16 shall be made by the Accountants (as defined below).  For purposes of this section, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of any Contract Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants;  and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 16, the term

“Affiliate” means the Company’s successors, any Person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Company within the meaning of Section 1504 of the Code and “Accountants” shall mean the Company’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by the Company.

17.                                 Arbitration of Disputes.

a.                                       Any dispute or claim arising out of or relating to this Agreement or any termination of the Executive’s employment, other than with respect to Sections 8 through 12, shall be settled by final and binding arbitration in the greater Los Angeles metropolitan area in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

b.                                      Except as provided by applicable law, the fees and expenses of the arbitration panel shall be shared equally by the Executive and the Company.

c.                                       Except as provided by applicable law, the prevailing party in any arbitration brought hereunder shall be entitled to an award of its costs (including expenses and attorneys’ fees), incurred in such arbitration.

18.                                 No Mitigation.  The Executive shall have no duty to attempt to mitigate the level of benefits payable by the Company to the Executive hereunder, by seeking other employment or otherwise.  To the extent that substantially similar health and welfare benefits become available to the Executive from a subsequent employer, the Company will discontinue the Executive’s coverage; otherwise, the Company shall not be entitled to set off against the amounts payable hereunder any amounts received by the Executive from any other source, including any subsequent employer.

19.                                 Notices.  Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Mailed notices shall be addressed as follows:

a.                                       If to the Company:

IHOP Corp.

450 N. Brand Boulevard

Glendale, CA 91410

Attn:  General Counsel

b.                                      If to the Executive:

Mr. John F. Tierney

7131 East Berneil Lane

Paradise Valley, AZ 85253

Either party may change its address for notice by giving notice in accordance with the terms of this Section 18.

20.                                 General Provisions.

a.                                       Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

b.                                      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

c.                                       Entire Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof and all agreements, acknowledgments, designations and directions of the Executive made or given under any Company policy statement or benefit program.  No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

d.                                      Binding Effect.  This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns.  This Agreement may not be assigned by the Executive, but may be assigned by the Company to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Company.

e.                                       Waiver.  The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

f.                                         Titles.  Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

g.                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

h.                                      Compliance with IRC Section 409A.   The following provisions shall apply to this Agreement with respect to Section 409A of the Code:

(i)                                     The lump sum cash severances payments which are payable under clause (i) of subsection f. of Section 14 and under subsection a. of Section 14 are intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half month period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

(ii)  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Executive, reform such provision to comply with Section 409A of the Code, provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit Executive of the applicable provision without violating the provisions of Section 409A of the Code.

(iii)  Notwithstanding any provision to the contrary in this subsection h., if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) or (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period promptly after its conclusion.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EXECUTIVE:	DineEquity, Inc.:

/s/ John F. Tierney	By:	/s/ John Jakubek
John Jakubek
Senior Vice President, Human Resources

	By:	/s/ Mark D. Weisberger
Mark D. Weisberger
Vice President - Legal
Secretary and General Counsel

Exhibit A – Executive’s Authorities and Duties

During the Employment Period, (A) the Executive shall serve as Chief Financial Officer of the Company, reporting directly to the CEO, with duties, authorities and responsibilities commensurate with such title and office and (B) the Executive’s services shall be performed at the Company’s headquarters Glendale, California.

Executive will lead all aspects of the Finance function. He will be expected to:

•                                          Maintain the company’s fiscal integrity.

•                                          Build and direct a first-class finance team utilizing the requisite systems and processes to support both corporate and business unit activities. This will include selection, development, appraisal, and compensation of all finance employees.

•                                          Oversee a forward-looking financial planning and analysis capability throughout the corporation, with regular communication between operating leaders and the finance team.

•                                          Provide strong oversight of financial controls, measurements, and systems.

•                                          Serve as a key participant/principal thinker in charting and implementing the company’s strategic plan, including continued domestic and international growth.

•                                          Partner with the Chief Executive Officer and other senior officers of the Executive Team.

•                                          In concert with the Chief Executive Officer and Executive Team, act as a catalyst for the cultural change necessary to support the change initiatives of the company.

•                                          Develop and prioritize capitalization strategies and manage the overall balance sheet.

•                                          Interface with the Institutional and Capital Markets.

•                                          Interface with the Audit Committee on a required basis and as needed, the Board of Directors.

•                                          Partner with the CEO for regular interaction with Wall Street.

•                                          Provide support to the franchisees in each business unit (i.e., analytics, financing, etc.).